EXHIBIT 12.2

                   Kronos International, Inc. and Subsidiaries
         Statements of Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)
                          (In millions, except ratios)


                                                                      Years ended December 31,
                                                       ----------------------------------------------------
                                                        2001        2002       2003        2004       2005
                                                       -----        ----       ----        ----       ----

Fixed charges:
  Total interest expense                              $  38.4     $  35.4    $  32.6     $  36.7     $  43.9
  Interest component of rent expense(1)                   2.1         2.4        3.0         2.7         2.8
                                                      -------     -------    -------     -------     -------

    Total fixed charges                                  40.5        37.8       35.6        39.4        46.7
                                                      -------     -------    -------     -------     -------

Adjustments:
  Income before income taxes and minority
   interest                                             128.2        63.2       82.6        64.8       118.9
  Amortization of capitalized interest                     .5          .5         .5          .5          .4
                                                      -------     -------    -------     -------     -------

    Total adjustments                                   128.7        63.7       83.1        65.3       119.3
                                                      -------     -------    -------     -------     -------

    Total earnings available for fixed
     charges                                          $ 169.2     $ 101.5    $ 118.7     $ 104.7     $ 166.0
                                                      =======     =======    =======     =======     =======

Ratio of earnings to combined
  fixed charges (2)                                       4.2         2.7        3.3         2.7         3.6
                                                      =======     =======    =======     =======     =======


(1) The interest expense component of rental expense is calculated as one-third of the aggregate rent expense for each year, which is a reasonable approximation of the interest factor.

(2) Computed as (y) total earnings available for fixed charges to (z) total fixed charges.